PRA Group Appoints Former Citigroup Executive to Board of Directors

NORFOLK, Va., August 7, 2015 - PRA Group (Nasdaq: PRAA), a global leader in acquiring non-performing loans, today announced that Vikram A. “Vik” Atal has been appointed by the company's board of directors to serve as an independent director.

Atal, 59, served in executive roles with Citigroup, Inc. for 27 years. From 2008 to 2013 he was an executive vice president for Citigroup’s global consumer bank, where he had responsibility for shaping Citi as an information-centric enterprise, leveraging analytics and data to drive growth, and oversaw loss mitigation efforts against Citi’s high-risk consumer portfolio through the financial crisis. From 2005 to 2008 he served as chairman and chief executive officer for Citi Cards’ branded and retail partner cards franchise in North America, which had revenues of $18 billion and more than 60 million customers. His previous roles with Citigroup included leadership of partnership programs for Citi Cards, chief financial officer of Citi’s U.S. cards franchise, and overseeing SEC, regulatory and business financial reporting for Citicorp.

"With his broad and significant experience in consumer financial services, Vik Atal is a tremendous asset to our board of directors," said Steve Fredrickson, chairman, president and chief executive officer of PRA Group. “His outstanding track record in finance, data and analytics, mergers and acquisitions and operational effectiveness will help shape PRA’s growth and compliance strategies for the future.”

Atal holds a Bachelor of Arts degree in mathematics from St. Stephens College in Delhi, India, and a Bachelor of Science degree in finance from the London School of Economics and Political Science.

About PRA Group
As a global leader in acquiring non-performing loans, PRA Group (Nasdaq: PRAA) returns capital to global banks and other creditors to help expand financial services for consumers in North America and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for the past three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com
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